                      SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No. )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement
   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [X] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              America Online, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

   (5) Total fee paid:
--------------------------------------------------------------------------------

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

   (1) Amount previously paid:
--------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No:
--------------------------------------------------------------------------------

   (3) Filing party:
--------------------------------------------------------------------------------

   (4) Date Filed:
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

                             AMERICA ONLINE, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be Held on October 28, 1999

To the Stockholders of America Online, Inc.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of America Online, Inc., a Delaware corporation (the "Company"), will be held on October 28, 1999 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia at 10:00 a.m. for the following purposes:

  1. To elect three members to the Board of Directors to serve for a term ending in 2002, and until their successors are duly elected and qualified.

  2. To amend the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 1,800,000,000 to 6,000,000,000.

  3. To approve the Company's 1999 Stock Plan.

  4. To approve the Company's Executive Incentive Plan.

  5. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000.

  6. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on August 30, 1999 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such Stockholders will be available for inspection at the Westfields International Conference Center during ordinary business hours for the ten-day period prior to the Annual Meeting.

  All Stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience. Stockholders also may vote via the Internet or by telephone. See "Voting Electronically or by Telephone."

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Sheila A. Clark
                                          Corporate Secretary

Dulles, Virginia

September 22, 1999

                                 22000 AOL Way
                             Dulles, VA 20166-9323

                            September 22, 1999

Dear Stockholder,

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders of America Online, Inc. (the "Company") to be held at 10:00 a.m. on October 28, 1999 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia.

  At the Annual Meeting, three people will be elected to the Board of Directors. The Board of Directors recommends the election of the three nominees named in the Proxy Statement. In addition, the Company will ask the Stockholders to: approve and adopt an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock; approve the Company's 1999 Stock Plan; approve the Company's Executive Incentive Plan; and ratify the selection of Ernst & Young LLP as the Company's independent public accountants.

  Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone in accordance with the instructions set forth on the proxy card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          Stephen M. Case,
                                          Chairman of the Board and Chief
                                           Executive Officer


     YOUR VOTE IS IMPORTANT.PLEASE REMEMBER PROMPTLY TO RETURN YOUR
             PROXY OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                             AMERICA ONLINE, INC.
                                 22000 AOL Way
                          Dulles, Virginia 20166-9323
                                (703) 265-1000

                               ----------------
                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of America Online, Inc. (the "Company" or "America Online"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia on October 28, 1999 at 10:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for Director named herein, FOR the amendment of the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 1,800,000,000 to 6,000,000,000, FOR the approval of the Company's 1999 Stock Plan, FOR the approval of the Company's Executive Incentive Plan, and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000. You can revoke your proxy at any time before the voting at the Meeting by sending a properly signed written notice of your revocation to the Corporate Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the Meeting. Attendance at the Meeting will not itself revoke an earlier submitted proxy. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You should direct any written notices of revocation and related correspondence to:
America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166, Attention:
Corporate Secretary. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present. For purposes of the proposal to amend the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock (Item 2), abstentions and broker non-votes will have the effect of a negative vote, and for purposes of each of the other proposals, abstentions and broker non-votes will have no effect on the vote.

  The close of business on August 30, 1999 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had 1,112,371,296 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders. This Proxy Statement and the accompanying proxy are being mailed or will be available electronically on or about September 24, 1999 to all Stockholders entitled to notice of and to vote at the Meeting.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, and other electronic means, and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid to Directors, officers or employees for such solicitation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $16,000 plus reasonable out-of-pocket expenses.

  The Annual Report to Stockholders for the fiscal year ended June 30, 1999 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

  The Company effected a two-for-one stock split on each of November 17, 1998 and February 22, 1999. All of the information presented herein is on a post-split basis, except where specifically indicated otherwise.

                     VOTING ELECTRONICALLY OR BY TELEPHONE

  Instead of submitting your vote by mail on the enclosed proxy card, you can vote electronically by submitting your proxy through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank.

  The Internet and telephone voting procedures are designed to authenticate Stockholders' identities, to allow Stockholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Stockholders voting via the Internet through either Boston EquiServe, a division of EquiServe ("Boston EquiServe") or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the Stockholder.

For Shares Registered Directly in the Name of the Stockholder

  Stockholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, Boston EquiServe, may vote their shares (1) by submitting their proxy through the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/aol, (2) by making a toll-free telephone call from the U.S. and Canada to Boston EquiServe at 1-877-779-8683 or outside the U.S. and Canada at 1-201-536-8073 or (3) by mailing their signed proxy card. Specific instructions to be followed by registered Stockholders are set forth on the enclosed proxy card. Proxies submitted through the Internet or by telephone through Boston EquiServe as described above must be received by 5:00 p.m. on October 27, 1999.

For Shares Registered in the Name of a Brokerage Firm or Bank

  A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. That program is different from the program provided by Boston EquiServe for shares registered in the name of the Stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares by calling the telephone number which appears on your voting form or through the Internet in accordance with instructions set forth on the voting form. Votes submitted through the Internet or by telephone through the ADP Program must be received by midnight on October 27, 1999.

Revocation of Proxies Submitted Electronically or by Telephone

  To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of July 31, 1999, concerning the ownership of Common Stock by (i) each current member of the Board of Directors of the Company, (ii) each nominee of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation," below and
(iv) all current Directors, the nominee and executive officers of the Company as a group. No Stockholder of the Company is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                  Shares
                                                               Beneficially
                                                                Owned (1)
                                                            ------------------
                     Name and Address                         Number   Percent
                     ----------------                       ---------- -------
Current Directors:
Stephen M. Case (2)(3).....................................  9,036,883     *
Daniel F. Akerson (4)......................................    144,000     *
James L. Barksdale (3).....................................  4,164,113     *
Frank J. Caufield (4)......................................  1,067,586     *
General Alexander M. Haig, Jr. (4).........................  1,227,392     *
William N. Melton (3)......................................  2,200,000     *
Dr. Thomas Middelhoff (5)..................................        -0-   N/A
Robert W. Pittman (3)......................................  1,022,129     *
General Colin L. Powell (4)................................    120,000     *
Franklin D. Raines (4).....................................    108,000     *
Nominee:
Marjorie Scardino..........................................        -0-   N/A
Named Executive Officers Who Are Not Directors:
J. Michael Kelly (3).......................................    305,000     *
Kenneth J. Novack (3)......................................    199,259     *
George Vradenburg, III (3).................................    879,600     *
All executive officers and Directors as a group (19
 persons) (3).............................................. 27,113,774   2.4%

--------
*  Represents beneficial ownership of less than 1% of the Company's Common
   Stock.
(1) The number of shares of Common Stock issued and outstanding on July 31, 1999 was 1,108,080,083. The calculation of percentages is based upon the number of shares of Common Stock issued and outstanding on such date, plus shares of Common Stock subject to options held by the respective persons on July 31, 1999 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one one-thousandth of a share of the Company's Series A-1 Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.
(2) Includes 121,876 shares held by Mr. Case's spouse as to which he shares beneficial ownership.

(3) Excludes executive officers appointed after July 31, 1999. Includes shares issuable within 60 days of July 31, 1999 upon the exercise of options to purchase Common Stock as follows: Mr. Case-4,705,000; Mr. Melton-1,400,000; Mr. Pittman-1,016,000; Mr. Kelly-105,000; Mr. Novack-198,000;
    Mr. Vradenburg-874,000; and all Directors and executive officers as a group-16,206,212.
(4) Represents shares issuable within 60 days of July 31, 1999 upon the exercise of options to purchase Common Stock.
(5) Dr. Middelhoff is Chairman of Bertelsmann AG, a joint venture partner of the Company. Dr. Middelhoff disclaims beneficial ownership of 14,414,240 shares of Common Stock owned by Bertelsmann AG.

                                  MANAGEMENT

Directors

  The Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of ten members, classified into three classes as follows: Stephen M. Case, William N. Melton and Dr. Thomas Middelhoff constitute a class with a term ending in 1999 (the "Class III Directors"); General Alexander M. Haig, Jr., Daniel F. Akerson and Franklin D. Raines constitute a class with a term ending in 2000 (the "Class I Directors"); and James L. Barksdale, Frank J. Caufield, Robert W. Pittman and General Colin L. Powell constitute a class with a term ending in 2001 (the "Class II Directors"). For information on the Directors being nominated for election, see "Election of Directors (Item 1)."

  The names of the Company's Directors and certain information about them are set forth below:

Name                     Age            Positions with the Company
----                     ---            --------------------------
Stephen M. Case.........  41 Chairman of the Board and Chief Executive Officer

Daniel F. Akerson.......  50 Director

James L. Barksdale......  56 Director

Frank J. Caufield.......  59 Director

General Alexander M.
 Haig, Jr...............  74 Director

William N. Melton.......  57 Director

Dr. Thomas Middelhoff...  46 Director

Robert W. Pittman.......  45 President, Chief Operating Officer and Director

General Colin L.
 Powell.................  62 Director

Franklin D. Raines......  50 Director

  Mr. Case, a co-founder of the Company, has been Chairman of the Board of Directors since October 1995, Chief Executive Officer of the Company since April 1993 and a Director since September 1992. He also served as Executive Vice President from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987. Mr. Case currently serves as a Director of the New York Stock Exchange, Inc.

  Mr. Akerson has been a Director of the Company since 1997. He currently serves as Chairman of the Board of Nextel Communications, Inc., a company that provides a wide array of digital and analog wireless communications services throughout the United States, and has held this position since March 1996 and Co-Chairman of Eagle River, L.L.C., a private investment company primarily engaged in telecommunications and technology operations since July 1999. He served as Chief Executive Officer of Nextel from March 1996 until July 1999. From 1993 until March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm. While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. Mr. Akerson currently serves as a Director of American Express Company.

  Mr. Barksdale has been a Director of the Company since March 1999. He has been the Managing Partner of the Barksdale Group, a venture-capital firm, since it was founded in April 1999. He served as a Director of

Netscape Communications Corporation from October 1994 until its acquisition by the Company in March 1999. He joined Netscape in January 1995 as President and Chief Executive Officer. From January 1992 to January 1995, Mr. Barksdale served as President and Chief Operating Officer, and, as of September 1994, Chief Executive Officer, of AT&T Wireless Services (formerly, McCaw Cellular Communications, Inc.), a cellular telecommunications company. Mr. Barksdale serves as a director of 3Com Corporation, Robert Mondavi Corporation, Liberate Technologies, Inc., Sun Microsystems, Inc., FDX Corporation, HomeGrocer.com, Inc. and Respond.com, Inc.

  Mr. Caufield has been a Director of the Company since 1991. He has held the position of general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since 1978. He is a Director of Megabios Corp., a biomedical company, and WebLogic, Inc., a supplier of Java application servers and Java-to-database integration solutions.

  General Haig has been a Director of the Company since 1989. He has held the position of Chairman and President of Worldwide Associates, Inc., an international advisor and venture capital company, since 1984. General Haig is the former U.S. Secretary of State, former Supreme Allied Commander, Europe, former White House Chief of Staff and former Vice Chief of Staff, Army. General Haig has been awarded many military decorations, including the Distinguished Service Cross. A retired full General, U.S. Army, he also served as the President and Chief Operating Officer of United Technologies Corp., and is currently a director of Interneuron Pharmaceuticals, Inc., MGM Grand, Inc., Metro-Goldwyn-Mayer, Inc. and Preferred Employers Holding, Inc.

  Mr. Melton has been a Director of the Company since September 1992. In January 1999, he was appointed Chairman of the Board and Chief Executive Officer of CyberCash, Inc., a leading developer of software and service solutions for payments over the Internet. From 1994 to 1998, he held the positions of President and Chief Executive Officer of CyberCash. From 1981 to 1992, he held positions at Verifone, Inc., including President and Chief Executive Officer from 1981 to 1986 and Chairman of the Board from 1981 to 1992. Mr. Melton served as a Director of Verifone from 1992 to July 1996. Mr. Melton is a Director of Transaction Network Services, Inc.

  Dr. Middelhoff has been a Director of the Company since May 1995. He has been, since October 1998, Chairman of Bertelsmann AG, one of the world's largest media companies, and has been a member of the Executive Board of Bertelsmann AG since July 1994. For the year prior to October 1998, he served as Chairman Designate of Bertelsmann Industries, Gutersloh. From July 1990 through July 1994, he served as Chairman of the Management Board of Mohndruck Graphische Betriebe GmbH and as Chief Executive Officer and as a member of the Board of Directors of Bertelsmann Industries, Gutersloh. Prior to that, he served as Managing Director of Mohndruck Graphische Betriebe GmbH. Dr. Middelhoff was nominated as a Director of the Company pursuant to the terms of a Common Stock Purchase Agreement with Bertelsmann AG. Dr. Middelhoff is a Director of barnesandnoble.com inc.

  Mr. Pittman has been a Director of the Company since October 1995. He was appointed President and Chief Operating Officer of the Company in February 1998. Previously, he was President and Chief Executive Officer of AOL Networks, a division of the Company, from November 1996 until February 1998. He held the positions of Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Mr. Pittman had previously been President and Chief Executive Officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP, a company engaged in entertainment, cable networks and cable systems, from 1990 to September 1995, and Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the second largest theme park operator in the United States, from December 1991 to

September 1995. Mr. Pittman is a Director of Cendant Corporation and barnesandnoble.com inc. Mr. Pittman also has served as President and Chief Executive Officer of MTV Networks, and was the creator of the MTV network.

  General Colin L. Powell has been a Director of the Company since September 1998. General Powell is Chairman of America's Promise: The Alliance for Youth, a national not-for-profit organization dedicated to improving the lives of our nation's more than 15 million at-risk youth. He served as the Chairman of the Joint Chiefs of Staff from October 1989 to September 1993, and as National Security Advisor from December 1987 to January 1989. He is also a Director of Gulfstream Aerospace Corporation, a designer, developer, manufacturer and marketer of intercontinental business jet aircraft.

  Mr. Raines has been a Director of the Company since September 1998. Mr. Raines has served as Chairman and Chief Executive Officer of Fannie Mae since January 1, 1999. Prior to joining Fannie Mae, he served in the President's Cabinet as Director of the U.S. Office of Management and Budget from September of 1996 to May of 1998. In this role he developed the first balanced federal budget in thirty years and reformed the acquisition of information technology. From 1991 to 1996, Mr. Raines was Vice Chairman of Fannie Mae, in charge of the company's legal, credit policy, finance, and corporate development functions. He is widely credited with having commenced the company's successful efforts to utilize technology to lower the costs of mortgage origination. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co. Before joining Lazard Freres, he served from 1977 to 1979 as Associate Director for Economics and Government in the U.S. Office of Management and Budget, and Assistant Director of the White House Domestic Policy Staff. Mr. Raines is a Director of Pfizer, Inc. and PepsiCo, Inc.

 Committees of the Board and Meetings

  Meeting Attendance. During the fiscal year ended June 30, 1999, there were 12 meetings of the Board of Directors, and 10 meetings of the Audit and Compensation and Management Development Committees of the Board of Directors. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and its Committees on which he served during the fiscal year. In addition, the members of the Board of Directors and its Committees acted at various times by unanimous written consent pursuant to Delaware law.

  Audit Committee. The Audit Committee, which met five times in fiscal 1999, currently has three members, Messrs. Caufield (Chair), Melton and Raines. The Audit Committee reviews the engagement of the Company's independent accountants, and reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation and Management Development Committee. The Compensation and Management Development Committee, which met five times during fiscal 1999, currently has three members, General Haig (Chair), Mr. Akerson and General Powell. The Compensation and Management Development Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Committee also oversees the retention and development of key management employees of the Company. The Committee administers the Company's stock plans, including the 1992 Employee, Director and Consultant Stock Option Plan, the 1987 Stock Incentive Plan, the 1985 Incentive Stock Option Plan (Restatement) and the employee stock purchase plans.

  Nominating Committee. The Nominating Committee meets informally from time to time during the year as well as meeting formally for the purpose of selecting nominees to the Board of Directors. The Nominating Committee currently has six members, General Powell (Chair), Mr. Akerson, Mr. Barksdale, Mr. Caufield, General Haig and Mr. Raines. The Nominating Committee's role, following consultation with all other members of the Board of Directors, is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees to serve as Directors.

 Compensation of Directors

  The Company's policy is not to pay cash compensation to members of the Board for serving as a Director or for their attendance at Board meetings or Committee meetings.

  Directors are eligible to participate in the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "1992 Plan"). Under the 1992 Plan, each non-employee Director receives an initial grant of an option upon first being elected or appointed to the Board of Directors to purchase 20,000 shares of Common Stock (or such higher number of options as is determined by the Committee for recruitment purposes). The 1992 Plan also provides for an annual grant on the date following the annual meeting of Stockholders of the Company of each year, after giving effect to the election of any Director or Directors at such annual meeting of Stockholders, to each non-employee Director (who has served for at least six months as a Director) of an option to purchase 20,000 shares of Common Stock. Non-employee Directors who serve on the Company's Compensation and Management Development or Audit Committees (or other committee designated by the Board) are granted each year an option to purchase 10,000 shares, with the Chair of each such committee receiving an additional option to purchase another 10,000 shares. Options granted for service on committees are not cumulative for service on more than one committee. All of such options granted to non-employee Directors have an exercise price equal to the fair market value of the Common Stock on such grant date, have a term of ten years, and are immediately exercisable.

 Executive Officers

  The names of, and certain information regarding, executive officers of the Company who are not Directors of the Company, are set forth below. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer.

      Name                Age                       Positions with the Company
      ----                ---                       --------------------------
Kathryn A. Bushkin......   50 Senior Vice President, Chief Communications Officer
Paul T. Cappuccio.......   38 Senior Vice President and General Counsel
Miles R. Gilburne.......   48 Senior Vice President, Corporate Development
J. Michael Kelly........   43 Senior Vice President, Chief Financial Officer and Assistant Secretary
James F. MacGuidwin.....   43 Vice President, Controller and Chief Accounting & Budget Officer
Kenneth J. Novack.......   58 Vice Chairman
William J. Raduchel.....   53 Senior Vice President and Chief Technology Officer
George Vradenburg, III..   56 Senior Vice President, Global and Strategic Policy

  Ms. Bushkin was appointed as Senior Vice President, Chief Communications Officer of the Company in October 1997. She was Senior Managing Director of Hill and Knowlton, a public relations firm, from 1996 to 1997 and headed Hill and Knowlton's U.S. Media Relations practice. For 12 years prior to that, she was Director of Editorial Administration at U.S. News & World Report, where she oversaw the magazine's news department, new media operations and long-term projects. Ms. Bushkin also served as Press Secretary to Senator Gary Hart for his Senate office and his 1984 Presidential campaign.

  Mr. Cappuccio joined the Company as Senior Vice President and General Counsel in August 1999. Prior to joining the Company, from 1993 to 1999, he was a partner at the Washington D.C. office of the law firm of Kirkland & Ellis. Prior to that, from 1991 to 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States, first for Justice Antonin Scalia (1987-
1988) and later for Justice Anthony M. Kennedy (1988-1989). Prior to that, from 1986-1987, Mr. Cappuccio served as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California.

  Mr. Gilburne joined the Company in February 1995 as Senior Vice President, Corporate Development. Prior to joining the Company, Mr. Gilburne was a founding attorney of the Silicon Valley office of the law firm of Weil, Gotshal & Manges. Mr. Gilburne is also a partner in the Cole-Gilburne Fund, a venture capital fund.

  Mr. Kelly joined the Company as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company in July 1998. Prior to joining the Company, he was Executive Vice President-Finance and Planning and Chief Financial Officer of GTE Corporation, one of the world's largest telecommunications companies. Mr. Kelly was appointed GTE's Senior Vice President-Finance in 1994, receiving the responsibility for Corporate Planning and Development during 1997. From 1991 to 1994, he served as Vice President-Controller of GTE.

  Mr. MacGuidwin was appointed as Vice President, Controller and Chief Accounting & Budget Officer of the Company in October 1998. He served as Senior Vice President of Planning & Budgeting from October 1996 until September 1998 and as Vice President, Planning & Budgets from November 1995 until October 1996. Prior to joining the Company in 1996, Mr. MacGuidwin had a six-month consulting arrangement with Time Warner Telecommunications and, for the 13 years before that, was with MCI Communications Corporation, lastly as Vice President, Finance and Customer Service for the MultiNational Accounts Division.

  Mr. Novack was appointed as Vice Chairman of the Company in May 1998. He became Of Counsel to the Boston-based law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC after his retirement as a member of that firm in August 1998. Mr. Novack joined Mintz Levin in 1966 as an associate and rose to the position of Managing Partner in 1972. He was President and Chief Executive Officer of the firm from 1991 to 1994 and served on its executive committee from 1970 until his retirement. He is a member of the Board of Directors of Ekco Group, Inc., a manufacturer of brand-name houseware products.

  Mr. Raduchel was appointed as Senior Vice President and Chief Technology Officer of the Company in September 1999. He served as Chief Strategy Officer and a member of the Executive Committee of Sun Microsystems, Inc. from January 1998 to September 1999. He served as Vice President, Corporate Planning and Development and as Chief Information Officer from July 1991 to January 1998, as Vice President Human Resources (acting) from July 1991 to June 1992, as Vice President and Chief Financial Officer from June 1989 to July 1991, as well as Chief Information Officer (acting) from November 1990 to July 1991 and as Vice President, Corporate Planning and Development from October 1988 to June 1989. He is a Director of MIH Limited, a multi-national provider of pay-television platform services and pay-television technology.

  Mr. Vradenburg has held the position of Senior Vice President, Global and Strategic Policy since December 1998. Mr. Vradenburg served as Senior Vice President, General Counsel and Secretary from March 1997 to December 1998. He was a Senior Partner with the law firm of Latham & Watkins and co-chair of its Entertainment & Media Practice Group from 1995 to 1997. Mr. Vradenburg previously served as Executive Vice President of Fox, Inc., which owns and operates a television broadcasting network and produces and distributes entertainment, news and sports programming, from 1991 to 1995 and Senior Vice President and General Counsel of CBS, Inc., a television and radio broadcasting and cable programming company, from 1985 to 1991.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of June 30, 1999 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended June 30, 1999. All of the information presented in the following table is on a post-split basis.

                                                                         Long-Term
                                                                       Compensation
                                       Annual Compensation                Awards
                                 --------------------------------  ------------------------
                                                        Other      Restricted    Securities
   Name and Principal     Fiscal                        Annual       Stock       Underlying    All Other
        Position           Year   Salary    Bonus    Compensation    Awards      Options(#) Compensation(1)
   ------------------     ------ -------- ---------- ------------  ----------    ---------- ---------------
Stephen M. Case.........   1999  $575,000 $1,000,000   $      0    $        0      900,000      $4,932
 Chairman of the Board
  and                      1998  $426,667 $  750,000   $      0    $        0    5,200,000      $2,923
 Chief Executive Officer   1997  $271,250 $        0   $      0    $        0      800,000      $3,826
Robert W. Pittman.......   1999  $591,667 $1,000,000   $ 80,000(2) $        0      720,000      $  955
 President and Chief       1998  $541,665 $  750,000   $127,698(2) $        0    3,600,000      $  690
 Operating Officer         1997  $335,064 $  125,000   $111,092(2) $        0    4,000,000      $   85
J. Michael Kelly,.......   1999  $444,886 $  500,000   $  8,687(3) $5,660,000(4)         0      $  544
 Senior Vice President,
 Chief Financial
 Officer, and Assistant
 Secretary
George Vradenburg, III..   1999  $392,500 $  350,000   $231,300(5) $        0      280,000      $6,756
 Senior Vice President,    1998  $380,000 $  490,000   $115,000(5) $        0      280,000      $1,845
 Global and Strategic
  Policy                   1997  $126,667 $   95,000   $326,500(5) $        0    1,920,000      $    0
Kenneth J. Novack(6)....   1999  $350,000 $  400,000   $      0    $        0    1,280,000      $5,666
 Vice Chairman             1998  $ 49,053 $  950,000   $ 34,167    $        0      800,000      $   20

--------
(1) All Other Compensation for Mr. Case, Mr. Pittman, Mr. Kelly, Mr. Vradenburg and Mr. Novack during fiscal 1999 includes the dollar value of premiums paid by the Company with respect to term life insurance for their benefit in the amounts of $557, $995, $544, $2,400 and $1,395, respectively. All Other Compensation for Mr. Case, Mr. Vradenburg and Mr. Novack during fiscal 1999 also includes $4,375, $4,356 and $4,271, respectively, of matching contributions made under the Company's 401(k) Plan.
(2) For fiscal 1999, includes a housing allowance of $80,000, for fiscal 1998, includes a housing allowance of $120,000 and for fiscal 1997, includes $80,000 for reimbursement of moving expenses.
(3) Includes relocation costs.
(4) Represents the dollar value of the award of 200,000 shares of the Company's common stock based on the closing sales price of $28.30 as quoted on the New York Stock Exchange on July 6, 1998 on a post-split basis. The award vests in equal annual installments over a three-year period commencing with July 6, 1999, the first anniversary from the date of grant. The aggregate market value of the 200,000 shares of restricted stock was $22,100,000, based on the closing sales price of $110.50 as quoted on the New York Stock Exchange on June 30, 1999. Mr. Kelly is entitled to receive all dividends paid on such shares.
(5) For fiscal 1999, includes a housing allowance of $231,300, for fiscal 1998, includes a housing allowance equal to $110,000. For fiscal 1997, represents $89,900 in relocation costs and $236,600 in housing and travel allowances.
(6) Mr. Novack was appointed as Vice Chairman of the Company in May 1998. Prior to that time, he was a consultant to the Company and received compensation as such during fiscal 1998, which is reflected herein.

Option Grants in Last Fiscal Year

  The following table provides information regarding the grant of stock options during fiscal year 1999 to the named executive officers.

                                                                                            Potential Realizable Value
                                                                                              at Assumed Annual Rate
                                                                                                  of Stock Price
                                                                                                   Appreciation
                                                  Individual Grants                             for Option Term(4)
                          ----------------------------------------------------------------- ---------------------------
                                                                          Fair
                                                                         Market
                            Number of       % of Total                    Value
                          Shares Covered  Options Granted                on Date
                            by Option      to Employees   Exercise Price   of    Expiration
          Name               Grant(1)     in Fiscal Year    ($/share)     Grant     Date         5%            10%
          ----            -------------- ---------------- -------------- ------- ---------- ------------- -------------
Stephen M. Case.........     900,000(2)        1.7%           $22.50     $21.328    2008    $  11,016,958 $  29,537,405
Robert W. Pittman.......     720,000(2)        1.3%           $22.50     $21.328    2008    $   8,813,567 $  23,629,924
J. Michael Kelly........           0           N/A               N/A         N/A     N/A                0             0
George Vradenburg, III..     280,000(2)        0.5%           $22.50     $21.328    2008    $   3,427,498 $   9,189,415
Kenneth J. Novack.......     280,000(2)        0.5%           $22.50     $21.328    2008    $   3,427,498 $   9,189,415
                             500,000(2)        0.9%           $25.75     $25.750    2008    $   8,097,018 $  20,519,434
                             500,000(3)        0.9%           $25.75     $25.750    2008    $   8,097,018 $  20,519,434

--------
(1) Options are non-qualified stock options and generally terminate 90 days following termination of the executive officer's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to or greater than the fair market value per share of the Common Stock on the grant date.
(2) These options become exercisable over a four-year period, 25% on each anniversary of the grant date of the option.
(3) These options become exercisable in three equal annual installments commencing on the fourth anniversary of the date of grant of the option and continuing each anniversary thereafter such that the third and final installment vests on the sixth anniversary of the date of grant.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

  The following table provides information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1999, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                                                    Number of Securities
                                                   Underlying Unexercised    Value of the Unexercised
                                                   Options at Fiscal Year-     In-The-Money Options
                           Shares                            End              at Fiscal Year-End(2)
                          Acquired      Value     ------------------------- --------------------------
          Name           on Exercise Realized(1)              Unexercisable Exercisable  Unexercisable
          ----           ----------- ------------ Exercisable ------------- ------------ -------------
Stephen M. Case.........  2,035,000  $115,509,748  6,017,000    6,200,000   $657,483,084 $606,284,000
Robert W. Pittman.......    504,000  $ 21,745,809  1,656,000    6,120,000   $174,410,400 $611,804,000
J. Michael Kelly........          0  $          0    225,000    1,575,000   $ 19,870,875 $139,096,125
George Vradenburg.......    120,000  $  7,524,296    734,000    1,258,000   $ 78,232,960 $128,295,120
Kenneth J. Novack.......     64,000  $  1,493,135    228,000    2,364,000   $ 23,847,060 $215,798,190

--------
(1) The value realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer.
(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Company's Common Stock of $110.50, the closing market price per share of the Company's Common Stock as reported on the New York Stock Exchange on June 30, 1999.

Employment Contracts

  In October 1996, the Company entered into an employment agreement with Robert W. Pittman, the President and Chief Operating Officer of the Company. In the event Mr. Pittman's employment is terminated by him for a good reason or by the Company other than for cause or a permanent and total disability, he will become a consultant of the Company for a term of two years, subject to the terms and conditions of a consulting agreement. In the Company's discretion, Mr. Pittman will become a consultant of the Company for two years if the Company terminates his employment for cause or if he terminates his employment for other than a good reason. Mr. Pittman is subject to the terms of a confidentiality/non-competition/proprietary rights agreement that remains in effect for the term of the consulting agreement. The Company has agreed to reimburse Mr. Pittman for flight hours and use of a co-pilot if he determines the use of his private aircraft is the easiest and safest method for travel on Company business. However, the Company has no other obligation with respect to such flights, the aircraft or use thereof.

  In November 1997, the Company entered into a letter agreement with George Vradenburg, III, who is Senior Vice President, Global and Strategic Policy of the Company. Pursuant to the terms of the agreement, if Mr. Vradenburg terminates his employment for a good reason or if the Company terminates his employment without cause, Mr. Vradenburg will become a consultant of the Company for two years. In the Company's discretion, Mr. Vradenburg will become a consultant of the Company for two years if the Company terminates his employment for cause or if he terminates his employment for other than a good reason. Mr. Vradenburg is subject to the terms of a confidentiality/non-competition/proprietary rights agreement that remains in effect for the term of the consulting agreement. Mr. Vradenburg's employment agreement provides for the Company to make him certain loans and to advance certain expenses, as described below under "Certain Relationships and Related Transactions."

  In June 1998, the Company entered into a letter agreement with J. Michael Kelly, who is Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company. Pursuant to the terms of the agreement, if Mr. Kelly terminates his employment for a good reason or if the Company terminates his employment without cause, Mr. Kelly will receive his base compensation accrued through the termination date, continuation of his base compensation for a period of twelve months, payment of his Management Incentive Plan ("MIP") bonus in full if his termination occurs after the end of the fiscal year, a pro-rated payout of his MIP for the fiscal year following his termination for the period he continues to receive his base compensation and full vesting on his restricted stock award. Mr. Kelly is subject to the terms of a confidentiality/non-competition/proprietary rights agreement.

  The Company's 1992 Employee, Director and Consultant Stock Option Plan provides that upon the occurrence of a "Corporate Change in Control" or a "Transactional Change in Control" (as defined in the 1992 Plan), which include
(i) the acquisition (with certain exceptions) of 30% of the outstanding Common Stock of the Company by a person, entity or group, (ii) certain changes in the composition of the Board of Directors, (iii) certain mergers, reorganizations, recapitalizations or consolidations involving the Company and (iv) the sale of all or substantially all of the assets of the Company, the outstanding options that have not yet vested will become fully vested upon the earliest of (a) the normal vesting date, (b) one year from the applicable "Corporate Change in Control" or "Transactional Change in Control" or (c) an involuntary employment action, such as termination of employment without cause or a reduction in base compensation, power, authority, duties or responsibilities.

Compensation Committee Interlocks and Insider Participation

  On January 31, 1998, the Company completed the acquisition of the worldwide online services businesses of CompuServe Corporation, and entered into a joint venture agreement to operate the CompuServe European online business in partnership with Bertelsmann AG (the "CompuServe Joint Venture"). Bertelsmann AG paid $75 million to the Company for its 50% interest in the CompuServe Joint Venture. The Company and Bertelsmann AG each invested an additional $25 million in cash in the CompuServe Joint Venture. Dr. Middelhoff is a Director and a former member of the Compensation and Management Development Committee of the Board of Directors of the Company, a member of Bertelsmann's Executive Board, and Chairman of Bertelsmann. Also, Dr. Middelhoff is an emeritus member of the Steering Committee, which coordinates the Company's and Bertelsmann's activities under their joint venture agreement dated April 13, 1995 to establish online services in greater Europe.

Performance Graph

  The following graph compares the annual change in the Company's cumulative total Stockholder return on its Common Stock during a period commencing on June 30, 1994 and ending on June 30, 1999 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of each of: (a) the Total Return Index for the New York Stock Exchange (the "NYSE Market Index"); and (b) the Total Return Index for the NYSE, the American Stock Exchange and the Nasdaq National Market Computer and Data Processing Services Stocks (U.S. and foreign Companies) (the "C&DP Index") during such period, assuming a $100 investment on June 30, 1994. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                 Comparison of Cumulative Total Return Among
                America Online, Inc., NYSE Market Index, and
                          NYSE/AMEX/Nasdaq C&DP Stocks
                       [PERFORMANCE CHART APPEARS HERE]

Relative Dollar Values
                              6/30/94 6/30/95 6/30/96 6/30/97 6/30/98 6/30/99
America Online, Inc.           $100.0  $308.8  $614.0  $780.7 $2984.6 $12492.1
NYSE Market                    $100.0  $122.9  $154.8  $202.8  $260.0   $298.1
NYSE/AMEX/Nasdaq C&DP Stocks   $100.0  $154.6  $202.9  $257.9  $386.9   $564.8

                    REPORT ON EXECUTIVE COMPENSATION BY THE
               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Compensation and Management Development Committee (the "Committee") comprises three non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review, recommend and approve changes to the Company's compensation policies and benefits programs, to administer the Company's stock plans, including approving stock option grants to executive officers and certain other stock option grants, and to otherwise ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented.

Compensation Philosophy

  The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and
(ii) directly link compensation to improvements in Company financial and operational performance and increases in Stockholder value as measured by the Company's stock price.

Compensation Program

  The Company's compensation program for all employees emphasizes variable compensation, primarily through performance-based grants of long-term, equity-based incentives in the form of stock options. Salaries at all employee levels are generally targeted at median market levels. The Company also maintains a cash-based Management Incentive Plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement of Company financial and operational performance measures.

  The Committee conducts ongoing reviews of total compensation levels, structure, and design with the assistance of an outside consultant. The objective of the reviews is to ensure that management and key employee total compensation opportunity links total compensation to the Company's performance and stock price appreciation and keeps pace with the Company's competitive trends. The Company's size, success, and high profile have made its employees and executives targets for competitors seeking talented employees. Consequently, the Company has actively managed compensation levels to ensure that they are fully competitive and capable of retaining top performers over the long term. As a result of the competitive reviews and compensation actions, the Committee believes that the base salary, total cash compensation, and stock appreciation opportunities for senior management, as well as those of the broad employee population, are consistent with competitive market levels.

Base Salaries

  The Committee reviews each senior executive officer's salary annually. In determining appropriate salary levels, the Committee considers the officer's impact level, scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant executive labor markets. Based on the findings of the most recent compensation review, the Committee has approved base salary increases for certain executive officers to be effective in fiscal 2000 which, in conjunction with cash incentive awards targeted under the Management Incentive Plan for fiscal 2000, will maintain total cash compensation levels in line with competitive levels and with the Company's compensation philosophy.

  The Committee annually reviews and approves the compensation of Mr. Case, the Company's Chairman and Chief Executive Officer. Mr. Case's compensation is determined in a manner consistent with the practices used in determining the compensation of other executive officers of the Company. As part of the base salary increases approved by the Committee, Mr. Case's base salary will be increased to an annual rate of $750,000 in fiscal 2000. Mr. Case's base salary increase for fiscal 2000, along with the incentive award targeted under the Management Incentive Plan, provides Mr. Case with a total cash compensation opportunity generally in line, although still conservative, with competitive compensation levels in relevant executive labor markets.

Management Incentive Plan

  Over the past several years, the Company has firmly established itself as a global leader in interactive services, including online services. In line with its growth and development, the Company has adopted and refined compensation practices which reflect what the Company believes to be "best practices" for established, growing companies with similar revenue rates and market capitalization. Although equity compensation is and will remain a key element of the Company's management compensation strategy, the Company also maintains a cash-based Management Incentive Plan with awards based upon Company financial and key operational performance measures.

  The Committee administers the Management Incentive Plan. Awards under the plan are determined by the Company's performance as measured against certain pre-established performance measures. At the beginning of fiscal 1999, the Committee established performance goals related to the Company's earnings performance. During the fiscal year, the Company exceeded substantially its earnings objective and accomplished significant initiatives, including the acquisitions of Netscape Communications Corporation, MovieFone, Inc., PersonaLogic, Inc., When Inc., Spinner Networks Incorporated, Nullsoft, Inc. and Digital Marketing Services, Inc. Consequently, the Committee approved funding under the plan at 150% of the target awards for senior executive officers for fiscal year 1999. This was the maximum funding level permissible under the plan. The Committee also approved an award of $1 million to Mr. Case under the plan for fiscal year 1999.

Stock Options

  The Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

  The Committee is responsible for administering the Company's stock programs, including individual stock option grants to officers and aggregate grants to all plan participants. It is the Company's practice to set option exercise prices at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the Stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years.

  In determining the size of stock option grants, the Committee considers the officer's responsibilities, the expected future contribution of the officer to the Company's performance and the number of shares which continue to be subject to vesting under outstanding options. In addition, the Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions, their tenure, responsibilities, experience, and value to the Company. In August 1998, the Company granted options to nearly all employees based on their performance during the preceding year. The Company's named executive officers (5 people) received options to purchase an aggregate of 2,180,000 shares, or 8.4% of the 26,016,840 total options granted to employees as part of this annual review process. Options granted generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In the aggregate, the named executive officers received options to purchase a total of 3,180,000 shares, or 7.0% of the total options granted to employees for fiscal 1999. Mr. Case received an option to purchase 900,000 shares as part of the August 1998 performance grants.

  The Committee monitors the Company's equity-based compensation program on an ongoing basis to ensure that Stockholders' resources are used effectively and in the best interests of the Company. During the past several fiscal years, in consultation with independent outside consultants, the Committee has monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels, market value and prevailing levels of option dilution for high growth companies. Over the past several years, the Company has steadily reduced the level of outstanding options as a percentage of Common Stock outstanding.

  The Committee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity-based compensation will remain one of the principal components of compensation.

  The Committee believes that the Company's stock option plans have been very effective in attracting, retaining, and motivating executives and employees of the Company over time and have proven to be an important component of the overall compensation program. Because of the Company's continuing rapid growth and the acquisition of Netscape Communications Corporation in March 1999, the Committee recommended and the Board of Directors approved in February 1999 and July 1999 amendments to increase by 8,000,000 shares and 25,000,000 shares, respectively, the number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the 1992 Employee, Director, and Consultant Stock Option Plan (the "1992 Plan").

Policy on Deductibility of Compensation

  Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by Stockholders. Accordingly, the Committee has recommended that an Executive Incentive Plan, which would replace the Management Incentive Plan discussed in this report, be submitted to the Company's Stockholders so that payments made under the plan in the future will be qualified as "performance-based" under
Section 162(m) and all amounts will be deductible by the Company. The 1992 Plan approved by the Company's Stockholders with subsequent amendments provides for option grants to be qualified as "performance-based" under
Section 162(m). The Committee has also approved the adoption of the 1999 Stock Plan and has recommended that such plan be submitted to the Company's Stockholders so that the options granted under the plan will be qualified as "performance-based" under Section 162(m) and the income recognized by participants upon exercise will be deductible by the Company.

                     Alexander M. Haig, Jr.
                     Chairman, Compensation and Management Development
                      Committee
                     Daniel F. Akerson
                     Colin L. Powell

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, except as noted below, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended June 30, 1999, all Section 16(a) filing requirements applicable to its Directors and officers and greater than ten percent beneficial owners were complied with on time. Lennert J. Leader filed late two reports reflecting four gifts of stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is certain information as of June 30, 1999 as to loans made pursuant to employment agreements by the Company to its Directors and executive officers that were outstanding during the fiscal year.

                                                   Largest
                                                  Aggregate
                                                   Amount    Balance
                                                 Outstanding    as
                                                  in Fiscal     of
   Name and Position      Nature of Indebtedness   Year 99   6/30/99  Interest Rate
   -----------------      ---------------------- ----------- -------- -------------
George Vradenburg, III..      Residential(1)      $400,000   $400,000        *
Senior Vice President,
 Global and Stragegic
 Policy                       Personal(1)         $285,000   $285,000        *

--------
* Such loans were granted at interest rates equal to the "Applicable Federal Rate" as established by the Internal Revenue Service. The Applicable Federal Rate at June 30, 1999 was 4.98%.
(1) The residential and personal loans are repayable by Mr. Vradenburg upon the earliest of (i) termination of Mr. Vradenburg's employment by the Company for cause, (ii) termination by Mr. Vradenburg other than for a good reason, or (iii) March 2000.

  During the fiscal year ended June 30, 1999, the Company has paid attorneys fees totaling approximately $560,000 on behalf of the Chief Executive Officer and the former Chief Financial Officer of the Company who were named as defendants in the Orman v. America Online, Inc. class action lawsuit, which alleged violations of federal securities laws, a related derivative action against Directors of the Company and related matters. Substantially all of the attorneys' fees were covered by insurance.

                             ELECTION OF DIRECTORS
                                   (Item 1)

  The Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of ten members, classified into three classes as follows: Stephen M. Case, William N. Melton and Thomas Middelhoff constitute a class with a term which expires at the upcoming Annual Meeting (the "Class III Directors"); General Alexander M. Haig, Jr., Daniel F. Akerson and Franklin D. Raines constitute a class with a term ending in 2000 (the "Class I Directors"); and James L. Barksdale, Frank J. Caufield, Robert W. Pittman and General Colin L. Powell constitute a class with a term ending in 2001 (the "Class II Directors"). William N. Melton is not standing for re-election to the Board of Directors. The remaining Class III Directors and one additional nominee to be elected at the Meeting will serve a three-year term expiring in 2002.

  Background information appears below for each of the nominees for election as Directors. Although the Company does not anticipate that any of the persons named below will be unwilling or unable to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board of Directors.

      Name               Age                  Business Experience
      ----               ---                  -------------------
Stephen M. Case.........  41 Mr. Case, a co-founder of the Company, has been
                             Chairman of the Board of Directors since October
                             1995, Chief Executive Officer of the Company since
                             April 1993 and a Director since September 1992. He
                             also served as Executive Vice President from
                             September 1987 to January 1991 and Vice President,
                             Marketing, from 1985 to September 1987. Mr. Case
                             currently serves as a Director of the New York Stock
                             Exchange, Inc.

Thomas Middelhoff.......  46 Dr. Middelhoff has been a Director of the Company since May 1995. He has been, since October 1998,
                             Chairman of Bertelsmann AG, one of the world's
                             largest media companies, and has been a member of
                             the Executive Board of Bertelsmann AG since July
                             1994. For the year prior to October 1998, he served
                             as Chairman Designate of Bertelsmann Industries,
                             Gutersloh. From July 1990 through July 1994, he
                             served as Chairman of the Management Board of
                             Mohndruck Graphische Betriebe GmbH and as Chief
                             Executive Officer and as a member of the Board of
                             Directors of Bertelsmann Industries, Gutersloh.
                             Prior to that, he served as Managing Director of
                             Mohndruck Graphische Betriebe GmbH. Dr. Middelhoff
                             was nominated as a Director of the Company pursuant
                             to the terms of a Common Stock Purchase Agreement
                             with Bertelsmann AG. Dr. Middelhoff is a Director of
                             barnesandnoble.com inc.

Marjorie Scardino.......  52 Ms. Scardino has been the Chief Executive Officer and an Executive Director of Pearson, plc, a global
                             media company, since January 1997. In 1985, she
                             joined The Economist Group, Ltd. as president of its
                             North American operations and was its worldwide
                             Chief Executive from April 1993 to January 1997. Ms.
                             Scardino currently serves as a Director of ConAgra
                             Inc.

  A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF STEPHEN M. CASE, THOMAS MIDDELHOFF AND MARJORIE SCARDINO AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

       AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION,
    AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
                                   (Item 2)

  The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 1,800,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of July 28, 1999, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 1,800,000,000 to 6,000,000,000 and to submit the proposed amendment to the Stockholders at this Meeting.

Purpose and Effect of the Amendment

  The general purpose and effect of the proposed amendment to the Company's Certificate of Incorporation will be to authorize 4,200,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent to have the additional shares of Common Stock available for general corporate purposes, including payment of stock dividends, stock splits or other recapitalizations, acquisitions, equity financings, and grants of stock options.

  Although the Board of Directors has not decided to effect a stock split, the Board wants to maintain the ability to effect a stock split. The Company has a history of regular stock splits, having declared six such splits since October 1994, each of which was effected by making a dividend of one additional share for each share presently owned. In considering stock splits, the Board's philosophy continues to be guided by a conviction not only that the Company's ownership, and the liquidity afforded its Stockholders, expands in relation to the number of shares outstanding, but also that the Company's shares become more attractive to individual investors when it is possible to acquire a larger number of them for the same total dollar amount. The Board of Directors considers a number of factors, including general market conditions, in deciding whether or when to effect a stock split, and any of these factors could cause the Board to decide against effecting a stock split at any particular time. The Company has determined that securing Stockholder approval of 4,200,000,000 additional authorized shares of Common Stock would be appropriate in order to provide the Company with the flexibility to consider a combination of possible actions, including acquisitions or stock splits, that might require the issuance of additional shares of Common Stock.

  The Company currently has 1,800,000,000 authorized shares of Common Stock. As of August 31, 1999, the Company had approximately 1,112,000,000 shares issued and outstanding and of the remaining 688,000,000 authorized but unissued shares, the Company has reserved approximately 20,000,000 shares in connection with the possible conversion of outstanding convertible subordinated debt, 225,000,000 shares pursuant to the Company's option plans and 10,000,000 shares pursuant to the Company's Employee Stock Purchase Plan.

  Except in connection with the reserved shares described above, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time and the Company has a shelf registration statement available for the issuance of up to approximately $5 billion of debt or equity financings. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

  The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Vote

  The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will be required to approve the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 1,800,000,000 to 6,000,000,000.

  THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 1,800,000,000 to 6,000,000,000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                   APPROVAL OF THE COMPANY'S 1999 STOCK PLAN
                                   (Item 3)

General

  The Company's Stockholders are being asked to approve the adoption of the Company's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan will supplement the Company's existing 1992 Employee, Director and Consultant Stock Option Plan (the "1992 Plan") under which option grants have been made to substantially all full-time employees as well as non-employee Directors and select other persons who have served as consultants to the Company. All of the Company's employees (approximately 12,100 as of June 30, 1999), select consultants (estimated to be less than ten individuals currently) and all directors are eligible to participate in the 1999 Plan. The 1999 Plan will become effective immediately upon such Stockholder approval. It is anticipated that, if approved by the Stockholders, the 1999 Plan will be used in lieu of the 1992 Plan going forward, except for employees in locations in which using the 1999 Plan would require substantial effort to implement due to local law requirements. For those employees, options would continue to be granted under the 1992 Plan. The 1999 Plan is substantially the same as the 1992 Plan, as amended at the current time, except that the 1999 Plan provides for the issuance of rights to purchase restricted stock ("stock purchase rights") as well as options.

  The 1999 Plan will be funded initially with 50,000,000 shares of Common Stock reserved for issuance under the plan, no more than 5% of which can be used in connection with grants of stock purchase rights. As of July 30, 1999, the closing price of the Company's common stock as quoted by the NYSE was $95.125. The Company has experienced the need, on occasion, to make grants of restricted stock, through rights to purchase stock at a nominal cost, in connection with the hiring of officers and anticipates encountering such need in the future. Including stock purchase rights in the 1999 Plan will enable the Company to use awards of stock in those instances the Company determines it appropriate and necessary in connection with the hiring or retention of selected employees. As noted, under the terms of the 1999 Plan, no more than 5% of the shares available for issuance can be used in connection with the grant of stock purchase rights.

  The Company's rapid internal growth and growth through acquisitions during recent years have generated substantial need for meaningful option grants to attract and retain talented employees critical to the Company's ongoing growth and success. The ongoing growth of the interactive online services and enterprise software markets has created a hypercompetitive market for talented individuals, especially in the programming, technical, new media, and sales areas. In order to continue to attract and retain key talent, the Company must offer market competitive long-term compensation opportunities. Stock options, because of their upside potential and vesting requirements, are a key component in recruiting and retaining these employees.

  The Company's Board of Directors believes that the stock option plans have been very effective for these purposes over time and have proven to be an important component of the Company's overall compensation strategy for all employees. The Company is committed to broad-based participation in the stock option program by employees at all levels. Under the stock options program, all full-time employees are eligible for and most receive option grants at hire and annually thereafter, in accordance with a performance assessment process. During fiscal year 1999, non-officer employees received 89.7% of the stock options granted. The Company believes that the stock option program, with its emphasis on highly competitive performance-based grants to nearly all employees, is important in order to maintain the Company's culture, employee motivation, and continued success.

  The Compensation and Management Development Committee of the Board of Directors (the "Committee") monitors the Company's stock programs on an ongoing basis to ensure that stock options and other stock awards are used effectively and in the best interests of the Company and its Stockholders. During the past three fiscal years, in consultation with independent outside consultants, the Committee has revised and monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels and market value and taking into account market and industry analysis. As a result of these efforts, as well as normal exercise of outstanding options by optionees, the Company has reduced the percentage of outstanding options compared to common shares outstanding from 31.8% as of June 30, 1996 down to 18.2% as of June 30, 1999. By carefully managing Stockholder resources, the Company seeks to continue providing stock-price growth to Stockholders and meaningful performance-based compensation opportunities for its broad-based employee population.

  The Company is seeking Stockholder approval of the 1999 Plan in order for option grants under the 1999 Plan to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. The 1999 Plan will be funded initially with 50,000,000 shares reserved for issuance under the plan. As of August 31, 1999, there were 10,676,050 options available for grant under the 1992 Plan. Options for 195,081,455 shares of Common Stock were outstanding under the 1992 Plan as of August 31, 1999.

  The following is a summary of the principal features of the 1999 Plan.

Material Features of the 1999 Plan

  The purpose of the 1999 Plan is to attract, retain and motivate employees, directors, officers and consultants through the issuance of options or rights to purchase Common Stock of the Company and to encourage ownership of Common Stock by most employees, directors and certain consultants of the Company. The 1999 Plan will be administered by the Compensation and Management Development Committee of the Board of Directors (the "Committee"). Subject to the provisions of the 1999 Plan, the Committee determines the persons to whom options or stock purchase rights will be granted, the number of shares to be covered by each option or stock purchase right and the terms and conditions upon which an option or stock purchase right may be granted. All employees, directors and consultants of the Company and its affiliates (as defined in the 1999 Plan, "Affiliates") are eligible to participate in the 1999 Plan, although the Company has discretion in identifying those people who actually receive grants.

  Options granted under the 1999 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified stock options. Other than certain minimum requirements described below, the Committee has the discretion to fix the terms of options granted under the 1999 Plan. Incentive stock options may be granted under the 1999 Plan to employees of the Company and its Affiliates. Non-qualified stock options may be granted, in the Company's discretion, to consultants, directors and employees of the Company and its Affiliates.

  Non-employee directors of the Company receive non-qualified stock options as the sole form of compensation for their services (not including reimbursement of expenses). The 1999 Plan provides for an initial grant to each non-employee director, upon first being elected or appointed to the Board of Directors, of options to purchase 20,000 shares of Common Stock (or such higher number of options as determined by the Committee for recruitment purposes). The 1999 Plan also provides for an annual grant on the date following the annual meeting of Stockholders of the Company of each year, after giving effect to the election of any director or directors at such annual meeting of Stockholders, to each non-employee director (who has served for at least six months as a director) of an option to purchase 20,000 shares of Common Stock. Non-employee directors who serve on the Company's Compensation and Management Development or Audit Committees (or other committees designated by the Board) are granted an annual option to purchase 10,000 shares, and the Chairman of such committees receives an additional annual option for 10,000 shares. Options granted for service on committees of the Board are not cumulative for service on more than one committee. All options granted to non-employee directors will (i) have an exercise price equal to the fair market value of the Common Stock on the grant date, (ii) have a term of ten years, and (iii) be immediately exercisable (subject to the rules under Section 16 of the Exchange Act).

  Incentive and non-qualified stock options granted under the 1999 Plan may not be granted with an exercise price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to participants holding 10% or more of the voting stock of the Company). Stock options granted under the 1999 Plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding more than 10% of the voting stock of the Company. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of the Company by an employee may not exceed $100,000. An option granted under the 1999 Plan is not transferable by an optionholder except by (i) will or by the laws of descent and distribution or (ii) as determined by the Committee and set forth in the Option Agreement. An option is exercisable only by the optionholder or one who receives the option pursuant to a permitted transfer.

  An incentive stock option granted under the 1999 Plan may be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the 1999
Plan) to the extent exercisable on the date of such termination, for up to three months following such termination, provided that such incentive stock option has not expired on the date of such exercise. In granting any non-qualified stock option, the Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Committee may specify. In the event of death or permanent and total disability while an optionholder is employed by the Company or within three months of termination of employment, incentive stock options and non-qualified stock options may be exercised, to the extent exercisable on the date of termination of employment (as calculated under the 1999 Plan), by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the optionholder's termination of employment (all as more specifically provided in the 1999 Plan).

  Stock purchase rights may be granted only in connection with the hiring or retention of a key employee. Stock purchase rights entitle the participant to purchase shares of common stock at a specified price, which may be nominal but not less than the par value of the common stock, within six months of the date of grant. The shares acquired upon purchase are restricted from transfers and are subject to a repurchase right held by the Company. The repurchase right lapses with respect to specified numbers or percentages of the shares over a period of time specified in the restricted stock purchase agreement that applies to the stock purchase right. The repurchase right entitles the Company to repurchase the shares at the same price paid for the shares by the participant in the event the individual's employment with the Company terminates before the lapsing of the repurchase right occurs, subject to the terms of the restricted stock purchase agreement, which may provide for accelerated lapsing of the repurchase right in the case of terminations of employment due to death, disability or for terminations by the Company other than for cause. Stock purchase rights and shares subject to the repurchase right are not transferable by the participant except (i) by will or by the laws of descent and distribution or (ii) as determined by the Committee and set forth in the restricted stock purchase agreement. Stock purchase rights are exercisable only by the holder or one who receives the stock purchase rights pursuant to a permitted transfer.

  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares or if the Company issues any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of an option or stock purchase right granted under the 1999 Plan (including a non-employee director's option) shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. Unless otherwise provided in a specific stock option agreement or restricted stock purchase agreement, in the event of either (i) the acquisition (with certain exceptions) of 30% or more of the outstanding Common Stock or voting power by an individual, entity or group acting together or (ii) a change in a majority of the Directors comprising the Board at the time the 1999 Board is first approved by the Stockholders (other than changes resulting from nominations by the then incumbent Directors and the normal election process), vesting of the options outstanding or lapsing of the repurchase rights on shares issued with respect to stock purchase rights issued under the 1999 Plan shall automatically accelerate and such options shall become fully exercisable and vested and such repurchase right shall fully lapse on the earliest of (a) the original vesting or lapsing date, (b) the first anniversary of the date the acquisition or change in composition of the Board is deemed to have occurred, or (c) the occurrence of an "Involuntary Employment Action," as defined in the 1999 Plan. In addition, unless otherwise provided in a specific stock option agreement or restricted stock purchase agreement, in the event of (i) a reorganization, recapitalization, merger or consolidation of the Company (unless securities representing 60% or more of the outstanding common stock or voting power of the entity resulting from such transaction is held subsequent to such transaction by the persons who were the beneficial holders of the outstanding Common Stock or voting securities of the Company immediately prior to such transaction, in substantially the same proportions as their ownership immediately prior to the transaction) or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, each option or stock purchase right outstanding as of the date of such transaction shall be: (x) assumed by the successor corporation (or its parent) on an equitable basis,
(y) terminated upon written notice to the participants stating that all options (with all options then outstanding being deemed to be exercisable for purposes of this section) or stock purchase rights must be exercised within a specified number of days (not less than 15), at the end of which period any options or stock purchase rights not exercised will terminate, or (z) terminated in exchange for a cash payment equal to the excess of fair market value of the shares subject to option or stock purchase right over the exercise or purchase price (with all options then outstanding being deemed to be exercisable for purposes of this section), provided that the administrator of the 1999 Plan shall select which treatment to provide and under certain circumstances can determine to provide shares of Common Stock or other consideration with value equal to the cash or other consideration that otherwise would be received by a participant. Each option or the lapsing of the repurchase right on shares issued with respect to stock purchase rights that are assumed or replaced in connection with such a transaction shall automatically accelerate and such options shall become fully exercisable and vested or the repurchase right shall fully lapse on the earliest of (a) the original vesting or lapsing date, (b) the first anniversary of the date the transaction is determined to have occurred, or (c) the occurrence of an "Involuntary Employment Action," as defined in the 1999 Plan. In the event of other reorganizations, recapitalizations, mergers or consolidations (not meeting the criteria described above), pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a participant upon exercising an option or stock purchase right will be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option or stock purchase right prior to such reorganization, recapitalization, merger or consolidation. An "Involuntary Employment Action" includes termination of employment without cause, reduction in base compensation, loss of duties or responsibilities and reduction in power, authority or resources.

  The Stockholders of the Company may amend the 1999 Plan. The 1999 Plan may also be amended by the Board of Directors or the Committee, provided that any amendment approved by the Board of Directors or the Committee which is of a scope that the Committee determines requires Stockholder approval, shall be subject to obtaining such Stockholder approval. The Committee may amend outstanding option agreements or restricted stock purchase agreements as long as the amendment is not materially adverse to the participant. Amendments that are materially adverse to the participant can be effected only with the consent of the participant.

  The Committee has not made any awards under the 1999 Plan. The maximum number of options or stock purchase rights that can be granted to an individual in any fiscal year of the Company is options or stock purchase rights, or a combination thereof, to purchase 2,000,000 shares, as such number may be adjusted in accordance with the 1999 Plan.

Federal Income Tax Considerations

  The following is a description of certain U.S. Federal income tax consequences of the issuance and exercise of options under the 1999 Plan:

  Incentive Stock Options. An incentive stock option ("ISO") does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised, provided that the optionee does not dispose of any acquired ISO shares within two years after the date the ISO was granted or within one year after he acquires the shares (the "ISO holding period"). However, the difference between the fair market value of the stock on the date he exercises the option (and acquires the stock) and the option price therefor will be an item of tax preference includible in "alternative minimum taxable income." Upon disposition of the stock after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the stock. If the stock is disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize ordinary income, and the Company will have a corresponding deduction, in the year of the disposition equal to the excess of the fair market value of the stock on the date of exercise of the option over the option price. If the amount realized upon such a disqualifying disposition is less than the fair market value of the stock on the date of exercise, the amount of ordinary income will be limited to the excess of the amount realized over the optionee's adjusted basis in the stock.

  Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the optionee or deduction to the Company at the time of grant. When the Optionee exercises his or her option to purchase the stock, the amount of the excess of the then fair market value of the shares acquired over the option price is treated as supplemental compensation and is taxable as ordinary income. The Company is entitled to a corresponding deduction.

  Stock Purchase Rights. The grant of a stock purchase right will not result in taxable income to the participant or a deduction to the Company at the time of grant. The participant will recognize ordinary income (taxable as compensation), and the Company will have a corresponding deduction, subject to limitations that may be imposed under Section 162(m) of the Internal Revenue Code, at the time the repurchase right in favor of the Company lapses and restrictions on transfer of shares are removed. The taxable compensation income will be equal to the excess of the then fair market value of the shares for which all restrictions on transfer and repurchase rights have lapsed over the purchase price.

  Deductibility of Compensation. If the Stockholders approve the 1999 Plan, options granted under this Plan will qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, so as to allow the Company to take corresponding deductions for all supplemental income that Optionees realize upon the exercise of their stock options. Stock purchase rights granted under the 1999 Plan will not qualify as "performance based" compensation under Section 162(m) of the Internal Revenue Code, and to the extent stock purchase rights are granted to "covered employees," as such term is defined under Section 162(m), the Company will not be able to deduct related compensation expenses to the extent such expenses exceed $1,000,000 in any year. Reference is made to the Report of the Compensation and Management Development Committee, under "Deductibility of Compensation Expenses," above.

Approval

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to approve the 1999 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE 1999 PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH PLAN UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

              APPROVAL OF THE COMPANY'S EXECUTIVE INCENTIVE PLAN
                                   (Item 4)

  The Board of Directors of the Company believes that the continued success of the Company depends on its ability to attract, retain and motivate key employees. The Company's executive compensation program consists of the following three components: salary, annual cash bonus and equity-based incentives in the form of stock options. The program is structured to promote the achievement of corporate goals and performance that is in the long-term interest of Stockholders and to reflect the market for executive compensation.

  While stock option awards reflect the long-term value created for Stockholders, the annual bonus component focuses on current operating results. Since January 1997, the Company has maintained a cash-based Management Incentive Plan (the "MIP") with awards based on financial and key operational measures for the Company. The Committee administers the MIP, in which designated management employees and officers currently participate. In August 1999, the Committee approved a separate Executive Incentive Plan (the "EIP") for the most highly compensated executive officers of the Company. The EIP is patterned on the MIP, but is designed to conform to the specific requirements of Section 162(m) of the Internal Revenue Code. If approved by Stockholders, the EIP will provide the annual bonus component of total compensation for participants in that plan. Only executive officers designated and approved by the Committee may participate in the EIP. Committee-designated EIP participants may not participate in the MIP. The following summary of the material terms of the EIP does not purport to be complete and is qualified in its entirety by the terms of the Incentive Plan.

Stockholder Approval Requirement

  The EIP is being submitted to the Company's Stockholders for approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) imposes an annual $1 million limit on the Company's Federal income tax deduction for compensation paid to a "covered employee" of a public company ("Deduction Limit"). Under Section 162(m), the term "covered employee" includes the chief executive officer and the four other most highly compensated executive officers of the Company. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

  One of the exceptions to the Deduction Limit is for compensation paid under a plan that contains certain criteria so that compensation paid will be considered "performance-based" under the Code. To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors;" (c) the material terms under which the compensation will be paid must be disclosed to and approved by Stockholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

  It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of compensation paid thereunder, to the extent practicable. As a consequence, the Committee has directed that the EIP be submitted to the Company's Stockholders for approval in accordance with the requirements for the "performance-based compensation" exception to the Deduction Limit. If approved by the Stockholders, the EIP will become effective for the fiscal year ending June 30, 2000 and compensation paid to "covered employees" under the EIP will not be subject to the Deduction Limit.

Administration

  The EIP will be administered by the Committee, which currently consists of three Board members, all of whom qualify as "outside directors," within the meaning of Section 162(m) and the regulations promulgated thereunder. The Committee has full authority to determine the manner in which the EIP will operate, to interpret the provisions of the EIP and to make all determinations thereunder. In addition, the Committee has authority to adopt, amend and repeal such rules, guidelines, procedures and practices governing the EIP as it shall, from time to time, deem advisable. The Committee is currently composed of General Haig, Mr. Akerson and General Powell.

Eligibility For Participation

  Participation in the EIP is limited to designated executive officers of the Company. The Committee has authority to select those executive officers who will participate in the EIP. There are currently five executive officers of the Company who have been selected to participate in the EIP for the fiscal year ending June 30, 2000: Stephen M. Case, Robert W. Pittman, J. Michael Kelly, Kenneth J. Novack, and George Vradenburg, III. The Committee may change the number and identity of EIP participants from year to year at the beginning of a plan year or at the time an executive officer is hired or promoted by the Company. EIP participants may not simultaneously participate in the MIP.

Plan Operation

  The EIP has been designed to link a significant portion of a participant's pay directly to the Company's operating performance. Annual bonuses paid under the EIP ("Annual Bonuses") will be determined by the application of the following formula:

      Annual Bonus = Salary Paid X Target Percentage X Performance Factor

  Salaries for the participants in the EIP are established by the Committee no later than 90 days after the commencement of the plan year and are determined by market analysis, based on data reported in published national compensation surveys and the public filings of relevant labor competitors.

  For each participant, a Target Percentage of salary is assigned based on market data and is intended to bring cash compensation to a competitive level of the market range for comparable positions when specified performance goals are met. Total cash compensation can exceed the market range if the specified performance goals are exceeded. For fiscal year 2000, the Target Percentages for the participants in the EIP are: 100% for Messrs. Case and Pittman, and 75% for Messrs. Kelly, Novack, and Vradenburg. The Target Percentages are determined and may be changed from year to year by the Committee, subject to the provisions of Section 162(m) and the regulations promulgated thereunder, but may not exceed 250% for any participant. The maximum dollar amount to be paid under the EIP to any participant in any fiscal year may not exceed $5,000,000.

  The Performance Factor will equal 1.0 if specified performance goals are met, and can vary from 0 to 2.0 based on actual performance versus the pre-established objective(s). The maximum Performance Factor is currently set at 1.5.

  The Committee establishes performance goals within the first 90 days of each fiscal year. The performance goals selected by the Committee shall be based on any one or more of the following: price of the Company's Common Stock, stockholder return, return on equity, return on investment, return on capital, economic profit, economic value added, net income, operating income, sales, free cash flow, earnings per share, operating company contribution or market share.

  These goals shall have a minimum performance standard below which no payments will be made, and a maximum performance standard above which no additional payments will be made. Any performance goals established may be based on an analysis of historical performance and growth expectations, financial results of comparable businesses, and progress toward achieving the Company's long-range strategic plan. These performance goals and determination of results shall be based entirely on financially-based measures and may include or exclude either or both corporate taxes or non-recurring items, at the discretion of the Committee.

  The Committee has determined that for the fiscal year ending June 30, 2000, performance will be measured by the Company's net income. To measure net income for purposes of determining awards under the EIP, the Committee may include or exclude either or both corporate taxes or non-recurring items at its sole discretion.

  The Committee has the discretion to reduce the amount of compensation actually paid when a performance goal is met as permitted under Section 162(m) of the Code. The Committee has established goals and maximum amounts that it considers to be appropriate in light of foreseeable contingencies and future business conditions, and the Board believes it is in the best interests of the Stockholders to allow the Committee to retain this amount of flexibility.

  The Committee may terminate the EIP at any time. The Committee may also amend the EIP from time to time, with or without notice. If approved by the Stockholders, this proposal would not limit the Company's right to award or pay other forms of compensation (including, but not limited to, salary, cash bonuses or other stock-based awards) to the Company's executive officers, whether or not the performance goals under the EIP, as described in this proposal, are achieved in any future year, and whether or not such other forms of compensation would be deductible for Federal income tax purposes, if the Committee determines that the award or payment of such other forms of compensation is in the best interests of the Stockholders.

  Section 162(m) of the Code currently requires Stockholder approval of certain material amendments to the EIP, such as a change in the method of determining the maximum amount that can be paid to a participant and a change in the class of persons eligible to participate in the EIP.

Approval

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to approve the EIP.

  THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE EIP, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH PLAN UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                                   (Item 5)

  The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 2000. The Board proposes that the Stockholders ratify this appointment. Ernst & Young LLP audited the Company's financial statements for the fiscal year ended June 30, 1999. The Company expects that representatives of Ernst & Young LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  In the event that ratification of the appointment of Ernst & Young LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in the Company's proxy statement relating to the 2000 Annual Meeting of Stockholders, Stockholder proposals must be received no later than May 27, 2000. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than August 29, 2000, nor earlier than July 20, 2000. All Stockholder proposals should be marked for the attention of Corporate Secretary, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:


                                          Sheila A. Clark
                                          Corporate Secretary

Dulles, Virginia

September 22, 1999

3860-PS-99

                             AMERICA ONLINE, INC.

            THIS PROXY IS BEING SOLICITED BY AMERICA ONLINE, INC.'S
                              BOARD OF DIRECTORS

         The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated September 22, 1999 in connection with the Annual Meeting to be held at 10:00 a.m. on October 28, 1999 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia and hereby appoints Stephen
M. Case, J. Michael Kelly and Sheila A. Clark and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of America Online, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

         This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR each of the proposals set forth on the reverse side. With respect to the tabulation of proxies for purposes of the proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares, abstentions and broker non-votes are treated as votes against the proposal.

         In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

         SEE REVERSE SIDE FOR ALL OF THE PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                                [SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SIDE]

[x] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR Proposals 1-5.

1.  Election of Three Directors (or if any
nominee is not available for election, such
substitute as the Board of Directors may
designate).
Nominees:  Stephen M. Case, Thomas Middlehoff
and Marjorie Scardino
FOR [  ]                   [  ] WITHHELD
ALL                        FROM ALL
NOMINEES                   NOMINEES

[  ] -----------------------------
     For all nominees except as noted above

                                                   FOR    AGAINST    ABSTAIN
2.   Amendment of Restated Certificate             [ ]      [ ]        [ ]
     of Incorporation to increase the
     number of authorized shares.
3.   Approval of the Company's 1999                [ ]      [ ]        [ ]
     Stock Plan.
4.   Approval of the Company's                     [ ]      [ ]        [ ]
     Executive Incentive Plan
5.   Proposal to ratify the appointment of Ernst   [ ]      [ ]        [ ]
     & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.



          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

          Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.





Signature:________________ Date______ Signature:________________ Date_______